Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-_____) pertaining to the Non-Plan Stock Options of CapitalSource Inc. of our report dated February 27, 2004 (except for the third paragraph of Note 20, as to which the date is March 5, 2004), with respect to the consolidated financial statements of CapitalSource Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
July 14, 2004